FOR IMMEDIATE RELEASE:

Norfolk Southern EVP and CMO Don Seale to retire

NORFOLK, Va., Jan. 13, 2015 -- Donald W. Seale, executive vice president and chief marketing officer of Norfolk Southern Corp. (NYSE: NSC), has announced his plan to retire effective March 1, 2015, Chairman and CEO Wick Moorman said today.

“Don’s central role in building Norfolk Southern’s culture of continuous improvement in customer focus began at the corporation’s creation, and we will continue to benefit from it well into the future,” Moorman said. “His leadership has helped position railroads not only as engines of economic growth but as true partners with the people and industries we serve.”

NS’ board of directors will name Seale’s successor at a later time.

Seale joined NS in 1976 as a management trainee. He served in numerous sales and marketing capacities relating to the railroad’s service to its merchandise and coal customers before being named senior vice president marketing services in 2003, executive vice president sales and marketing in 2004, and executive vice president and chief marketing officer in 2006.

Seale’s tenure as leader of NS’ marketing division saw expansion in demand for quality rail service. The corporation recorded its first $10 billion railway operating revenues year and annual revenues increased by approximately $4 billion during that time.

He championed new, more time-sensitive service offerings for producers, manufacturers, shippers, and receivers of coal, automobiles, chemicals, agriculture and consumer products, metals and construction materials, paper, clay, forest products, and intermodal trailers and containers. In the last three years, Seale’s team has been a leader in developing and marketing rail services to new and expanding businesses in the energy sector. He has also been a strong and tireless advocate of industrial development to spur new industries and jobs across the states Norfolk Southern serves culminating in $5.7 billion in new investments and over 4400 associated jobs in 2014 alone.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

http://www.norfolksouthern.com

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